EXHIBIT 5.14

July 9, 2025

VIA EDGAR

Galiano Gold Inc. (the "Company")

Re:	Registration Statement on Form F-10 (the "Registration Statement")

I hereby consent to the use of my name in connection with references to my involvement in the preparation and inclusion of the mineral resource estimate for the Midras South deposit, with an effective date of December 31, 2024 (the "Mineral Resource Estimate") and to references to the Mineral Resource Estimate, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Mineral Resource Estimate related to me in the Registration Statement.

Sincerely,

/s/ Ertan Uludag
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Ertan Uludag, P.Geo.